EXHIBIT 5.7
Via del Lauro. 7 . 1 - 20121 Milano . Tel. ++39.02 8558.1 . Fax ++39.02 89011995 . info.milano@pavia-ansaldo.it
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www.pavia-ansaldo.it  .  pa_lawfirm@pavia-ansaldo.it
Milan, January 5, 2007
Avago Technologies Finance Pte. Ltd.
1 Yishun Avenue 7
Singapore 768923
Re:	Registration Statement on Form F-4 Relating to $500,000,000 Aggregate Principal Amount of 10-1/8% Senior Notes due 2013, $250,000,000 Aggregate Principal Amount of Senior Floating Rate Notes due 2013 and $250,000,000 Aggregate Principal Amount of 11-7/8% Senior Subordinated Notes due 2015
Ladies and Gentlemen:
     We have acted as special Italian counsel to Avago Technologies Italy S.r.l., a corporation incorporated under the laws of Italy (the “Italian Guarantor”), in connection with the guarantee (the “Guarantee”) by the Italian Guarantor, among others, under (i) an indenture for the Senior Notes, dated as of December 1, 2005, as supplemented on April 11, 2006 (the Italian Guarantor was not a party to this amendment) and January 3, 2007 (the “Senior Note Indenture”), among Avago Technologies Finance Pte. Ltd., a Singapore private limited company (the “Company”), Avago Technologies U.S. Inc., a Delaware corporation (“Avago U.S.”), and Avago Technologies Wireless (U.S.A.) Manufacturing Inc., a Delaware corporation (together with Avago U.S., the “Subsidiary Co-Issuers”) the Guarantors (as therein defined) and The Bank of New York, as trustee (the “Trustee”) and (ii) an indenture for the Senior Subordinated Notes, dated as of December 1, 2005, as supplemented on April 11, 2006 (the Italian Guarantor was not a party to this amendment) and January 3, 2007 (the “Senior Subordinated Note Indenture” and, together with the Senior Note Indenture, the “Indentures”), among the Company, the

Subsidiary Co-Issuers, the Guarantors and the Trustee in connection with the issuance by the Company and the Subsidiary Co-Issuers of up to $500,000,000 aggregate principal amount of 10-1/8% Senior Notes due 2013, $250,000,000 aggregate principal amount of Senior Floating Rate Notes due 2013 ) and $250,000,000 aggregate principal amount of 11-7/8% Senior Subordinated Notes due 2015, and pursuant to a registration statement on Form F-4 under the Securities Act of 1933, as amended (the “Act”), filed with the Securities and Exchange Commission (the “Commission”) on September 29, 2006 (File No. 333-137664), as amended from time to time (collectively, the “Registration Statement”). This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or the Prospectus (as defined below), other than as to the due authorization and execution of the Guarantee of the Italian Guarantor. The references contained herein to any laws and regulations other than Italian laws and regulations, to the Registration Statement, to the Prospectus and any other document other than those expressly reviewed by us for the purpose of this opinion, as listed below, are included upon request of the Company and do not entail any additional responsibility other than that expressly undertaken in this letter in accordance with its terms.
     The Guarantees, including the Guarantee of the Italian Guarantor set forth in the Indentures, will be issued in exchange for the outstanding guarantees related to the outstanding 10-1/8% Senior Notes due 2013, Senior Floating Rate Notes due 2013 and 11-7/8% Senior Subordinated Notes due 2015 on the terms set forth in the prospectus contained in the Registration Statement (the “Prospectus”) and the letter of transmittal filed as Exhibit 99.1 to the Registration Statement.
     We have examined the Indentures, and in addition the following documents:
(a)	a copy of the deed of incorporation (atto costitutivo), of the By-Laws and the certificato di vigenza of the Italian Guarantor certified by a legal representative of the same, as true and up to date copies, correct and complete, in full force and effect and not having been amended or superseded as of the date hereof;

(b)	a copy of the Board of Directors’ minute of the Italian Guarantor dated November 22, 2005 resolving among others upon the granting to any of the directors of the Italian Guarantor, severally and jointly, the power for the execution of the Indentures (without taking into account for this purpose the relevant amendments of April 2006 and January 2007) and the issue by the Italian Guarantor of the Exchange Guarantees as defined in the Registration Rights Agreement.

(c)	a copy of a Supplemental Indentures n. 2 dated January 3, 2007 to the Senior Note Indenture, duly executed by all the signatories thereto including by Mr Rex Sterling Jackson as representative of the Italian Guarantor, and a copy of a Supplemental Indenture n. 2 dated January 3, 2007 to the Senior Subordinated Note Indenture, duly executed by all the signatories thereto, including by Mr Rex Jackson as representative of the Italian Guarantor (hereinafter the two Supplemental Indentures mentioned above will be together referred to as the “Supplemental Indentures n. 2”)

(d)	a copy of the Board of Directors’ minute of the Italian Guarantor dated January 3, 2007 resolving upon the granting to any of the directors of the Italian Guarantor, severally and jointly, the power for the execution of the Supplemental Indentures n.2.
Except as stated above, we have not examined, for the purposes of this opinion, any contracts, instruments or other documents entered into by or affecting the Italian Guarantor or any other parties to the Indentures or made any other searches or enquiries. In such examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies and the authenticity of the originals of such latter documents. We have also assumed that (i) each of the other signatories to the Indentures other than the Italian Guarantor has been duly organized and is validly existing and in good standing under the laws of the jurisdiction in which it was organized; (ii) each of the other signatories to the Indentures other than the Italian

Guarantor has duly authorized, executed and delivered the Indentures; (iii) the execution, delivery and performance by each of the other signatories other than the Italian Guarantor do not violate the laws of the jurisdiction in which it was organized or the laws of any other jurisdiction other than the laws of Italy; (iv) as of the date of this opinion, the Italian Guarantor is not insolvent; and (v) the Indentures which are governed by a law different from the Italian law, constitute a legal, valid and binding obligation of the parties to it enforceable in accordance with its terms and under the law by which they are expressed to be governed as well as any other applicable law.
     Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that:
     1.     the Italian Guarantor has been duly organized and is validly existing and in good standing under the laws of Italy, is duly qualified to do business and is in good standing in Italy and has all power and authority necessary to own, lease and operate its properties and carry on its business as now being conducted;
     2.     all of the issued quotas of the capital of the Italian Guarantor have been duly authorized and validly issued and are fully paid and non-assessable. We do not express any opinion as to the possible reduction of the capital of the Italian Guarantor due to losses incurred;
     3.     each of the Indentures have been duly authorized, executed and delivered by the Italian Guarantor;
     4.     the entering into and performance of its obligations by the Italian Guarantor under each of the Indentures including the Guarantees provided by it therein, and the consummation of the transactions contemplated by them, have been duly authorized by all necessary corporate action on the part of the Italian Guarantor;
     5.     no consent, approval, waiver, license or authorization or other action by or filing with any Italian Authority is required in connection with the execution, delivery or performance by the Italian Guarantor of the Indentures, the consummation by the Italian Guarantor of the transactions contemplated thereby or the performance by the Italian Guarantor of its obligation arising therefrom;

     6.     the execution, delivery and performance by the Italian Guarantor of the Indentures, the consummation of the transactions and compliance by the Italian Guarantor with the provisions thereof does not and will not conflict with, constitute a default under or violate (a) any of the terms, conditions or provisions of the certificate of incorporation or by-laws (or similar organizational documents) of the Italian Guarantor, (b) any of the terms, conditions or provisions of any material document, agreement or other instrument to which the Italian Guarantor is a party of which we are aware, specifying that we did not make any specific search or investigation, (c) any Italian, law or regulation (other than securities laws, as to which such counsel need not express an opinion in this paragraph), or (d) any judgment, writ, injunction, decree, order or ruling of any court or governmental authority binding on the Italian Guarantor of which we are aware specifying that we did not make any specific search or investigation.
This opinion is subject to the following qualifications:
(i)	this opinion is subject to the general rules and laws from time to time in force relating to bankruptcy, insolvency, liquidation, reorganization, moratorium and other laws or legal procedures relating to or affecting creditors’ rights and remedies;

(ii)	no opinion is expressed as to whether specific performance or injunctive relief would necessarily be available with respect to the obligations of the Italian Guarantor arising out of the Indentures.
We do not express any opinion herein concerning any law other than the laws of Italy currently in force, with the exclusion of tax laws and tax regulations and related matters; we undertake no responsibility to notify any of the addressees of this letter of any change of laws in Italy after the date of this letter.
     This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of federal securities laws. We consent to your filing this opinion as an exhibit to the Registration Statement and to the reference to our firm contained in the prospectus contained therein under the heading “Legal Matters”. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.